Sub-Control Agreement

This Sub-Control Agreement (this “Agreement”) is made and entered into as of [________], 20[___], by and between VictoryBase Holdings, LLC, a Texas limited liability company (“VBH”), and VictoryBase Corporation, a Delaware corporation (“VBC”).

Background:

A.	VBH controls the residences described in Exhibit A attached to this Agreement (the “Residences”), together with all improvements, fixtures, and appliances in the Residences (collectively, the “Property”) pursuant to a Master Control and Contribution Agreement dated [_______], 20[__] by and among [__________], a [______] limited liability company (“Owner”), VBH, and VictoryBase RE, LLC, a Texas limited liability company (“VBRE”) (the “Master Control Agreement”).

B.	In exchange for VBC’s payment of certain Control Fees (as defined below) to VBH, VBH has agreed to grant VBC the right to control and occupy the Property during the term of this Agreement under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                  Master Control Agreement. This Agreement is subject and subordinate to the Master Control Agreement in all respects. VBH represents, warrants and covenants that (i) the Master Control Agreement is in currently in full force and effect, and (ii) VBH is not aware of any default or event of default by VBH, Owner or VBRE under the Master Control Agreement. VBH shall make available a copy of the Master Control Agreement to VBC, with both VBH and VBC understanding that from time to time the Master Control Agreement may be amended, modified or restated.

2.                  Control. During the term of this Agreement, VBH hereby grants to VBC the right to control and occupy the Property, and to permit third parties to control and occupy the Property, in each case under the terms and conditions set forth in this Agreement.

3.                  Requisite Power and Authority of VBC. By executing this Agreement, VBC represents and warrants to VBH that VBC has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and any other agreements required hereunder and to carry out their provisions. All action on VBC’s part required for the lawful execution and delivery of this Agreement and other agreements required hereunder have been or will be effectively taken prior to the date hereof. Upon VBC’s execution and delivery, this Agreement and other agreements required hereunder will be valid and binding obligations of VBC, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.                  Term. This Agreement will commence on [________], 20[__] (the “Commencement Date”) and end on [___________], 20[__], (the “Termination Date”). This Agreement will automatically renew on a month-to-month basis on the same terms and conditions (except as provided in Section 7) unless either party provides written notice of termination to the other party at least thirty (30) days before the Termination Date or unless another Agreement is signed between the parties.

5.                  Notice of Termination. VBC will provide VBH written notice of VBC’s intent to vacate and terminate this Agreement at least thirty (30) days before the Termination Date or the end of any renewal period of this Agreement, or else this Agreement will automatically renew on a month-to-month basis. If this Agreement is automatically renewed on a month-to-month basis, either party may terminate the renewal of this Agreement by providing written notice to the other party stating that the renewal of this Agreement will terminate on the date designated in the notice, but no sooner than thirty (30) days after the notice is given.

6.                  Control Fee. VBC will pay the Control Fee in advance and without demand, deduction, or offset (except as specifically provided to the contrary in this Agreement) in equal monthly payments of in the amount set forth on Exhibit A attached hereto (the “Control Fee”) on or before the first day of each month and continuing until VBC has paid the total amount. If the Commencement Date is not the first day of a month, the Control Fee payment remitted on the Commencement Date will be prorated based on a 30-day period. VBH may later designate, in writing, another person or place to which VBC must remit amounts due under this Agreement. Acceptable forms of payment of Control Fee include wire transfer, interbank transfer, ACH, business check, money order, or cashier’s check. VBC’s failure to pay the first month’s Control Fee in accordance with the terms of this Agreement is a default of this Agreement. VBH will apply all moneys received from VBC first to any non-Control Fee obligations of VBC.

7.                  Control Fee Adjustments. From time to time during the term of this Agreement, VBH and VBC may agree to adjust the Control Fee to an amount mutually acceptable to VBH and VBC.

8.                  Utilities. VBC will pay or cause to be paid all fees and costs for all utilities, including electricity, gas, water, wastewater, telephone, alarm-monitoring systems, and cable television, and for all costs for connecting or activating utilities during the term of this Agreement.

9.                  Use of Property. VBC will use the Property as a family residence only.

10.              Owners’ Association Rules. VBC will comply with all owners’ association rules and restrictive covenants affecting the Property. VBC will reimburse VBH for any fines or other charges assessed against VBH for VBC’s violation of such rules or covenants.

11.              Access by VBH. VBH or anyone authorized by VBH may enter the Property by reasonable means at reasonable times, without notice, to (1) inspect the Property for condition, (2) make repairs, (3) show the Property to prospective occupants, purchasers, governmental inspectors, fire marshals, lenders, appraisers, or insurance agents, (4) exercise a contractual or statutory lien, (5) leave written notices, or (6) seize nonexempt property after an event of default.

12.              Move-In Condition. VBC has inspected and accepts the Property AS IS except for conditions materially affecting the safety or health of ordinary persons or unless expressly noted otherwise in this Agreement. VBH has made no express or implied warranties about the condition of the Property and no agreements have been made about future repairs unless specified in this Agreement. VBC is advised to prepare a written document noting any defects in or damage to the Property and deliver it to VBH within forty-eight (48) hours after the Commencement Date of this Agreement. VBC’s failure to timely deliver the document will be deemed as VBC’s acceptance of the Property in a clean and good condition, with no defects or damage. No such document is a request for maintenance or repairs.

13.              Property Maintenance and Repairs. VBC will use reasonable diligence in the care of the Property and, at VBC’s expense, will be responsible for all maintenance and repairs of the Property. VBC agrees to accept such risk and to take all reasonable and proper measures to ensure the safety of VBC, its invitees, guests, agents or licensees from injury or loss. VBC will surrender the Property at the end of this Agreement or any renewal period in the same condition as when received, except for normal wear and tear. Normal wear and tear means deterioration that occurs without negligence, carelessness, accident, or abuse. Any items installed by VBC, including but not limited to additional smoke alarms, locks, fixtures, alarm systems, and cables, will become the property of VBH.

14.              Liability. Except as required by applicable law, VBH will not be responsible to VBC or VBC’s guests, family, or occupants for any damages, injuries, or losses to person or property caused by fire, flood, water leaks, ice, snow, hail, winds, explosion, smoke, interruption of utilities, theft, burglary, robbery, assault, vandalism, other persons, condition of the Property, or other occurrences or casualty losses, unless the damage or injury is caused by the gross negligence or willful misconduct of VBH. VBC will promptly reimburse VBH for any loss, property damage, or cost of repairs or service to the Property caused by negligence or by improper use by VBC or VBC’s guests, family, or occupants, unless VBC has made repairs under the procedures in this Agreement. VBH may require advance payment of repairs for which VBC is liable. VBC should secure VBC’s own insurance coverage for protection against liabilities and losses.

15.              Assignment and Sub-agreements. Provided that no Event of Default shall have occurred and be continuing, VBC may assign or grant third parties the right to occupy the Property without VBH’s prior consent. Under no circumstances will VBC be released from VBC’s obligations in this Agreement by virtue of an assignment or grant of occupancy rights to third parties.

16.              Subordination. This Agreement, VBC’s occupancy rights hereunder, and all rights of VBC related to this Agreement or VBC’s occupancy rights in the Property are and will be automatically subject, subordinate, and inferior to any lien or encumbrance now or later placed on the Property by VBH, to all advances made under any lien or encumbrance, to the interest payable on any lien or encumbrance, and to any and all renewals and extensions of any lien or encumbrance. This clause will be self-operative, but on VBH’s request, VBC will execute a commercially reasonable subordination agreement in favor of holder(s) of any lien or encumbrance. Instead of having any lien or encumbrance be superior to this Agreement, a holder of any lien or encumbrance will have the right at any time to subordinate its lien or encumbrance to this Agreement. If requested by a successor-in-interest to all or part of VBH’s interest in this Agreement, VBC will, without charge, attorn to the successor-in-interest. VBC will, within five (5) days after receiving a written request from VBH, execute and deliver an estoppel certificate satisfactory to VBH to those parties as reasonably requested by VBH. VBH’s agent or any other broker to this transaction has not received any notice and does not have any knowledge that VBH is delinquent in payment of any lien against the Property or that the Property is posted for foreclosure.

17.              Condemnation. If, during the term or any renewal of this Agreement, all of the Property is taken for any public or quasi-public use under any law, ordinance, regulation, or right of eminent domain, or is sold to the condemning authority under threat of condemnation, this Agreement will terminate, and the Control Fee will be abated during the unexpired term of this Agreement, effective as of the date of taking. If less than all the Property is taken for any public or quasi-public use under any law, ordinance, regulation, or right of eminent domain, or is sold to the condemning authority under threat of condemnation, VBH may, at its sole option, either terminate this Agreement or restore and reconstruct the Residence and other improvements situated on the Property at VBH’s expense. If VBH does not terminate this Agreement but restores and reconstructs the Residence and other improvements situated on the Property, the Control Fee payable during the unexpired portion of this Agreement will be adjusted equitably. Any awards or payments made as a result of condemnation or eminent domain will be the sole property of VBH.

18.              Casualty Loss. If, in VBH’s opinion, the Property is substantially damaged by fire or other casualty loss, VBH may terminate this Agreement on reasonable notice to VBC. The Control Fee will be prorated to the date of termination and any deposit refunded less permitted deductions. Any proceeds, payment for damages, settlements, awards, or other amounts paid because of a casualty loss to the Property will be the sole property of VBH.

19.              Time of Essence. Time is of the essence in this Agreement.

20.              Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Texas, regardless of any conflict-of-law rules. All obligations of this Agreement are to be performed in the county in which the Property is located. In any lawsuit involving contractual or statutory obligations of the parties, the prevailing party will be entitled to recover attorney fees and all other costs of litigation from the nonprevailing party. All amounts in any judgment will bear ten percent (10%) interest from the due date. Unless otherwise stated in this Agreement, all amounts owed by VBC are due on demand.

21.              Attorney Fees. If VBH is a prevailing party in any legal proceeding brought as a result of a dispute under this Agreement, VBH will be entitled to recover from VBC all costs of the proceeding and reasonable attorney fees, unless otherwise specifically prohibited by statute. The term “prevailing party” means the party that the court determines is the prevailing party, regardless of whether that party obtains any monetary, declaratory, injunctive, equitable, or nominal relief. For monetary claims, no award of damages is necessary for the court to determine that the party has prevailed. For nonmonetary claims, no equitable relief is necessary for the court to determine that the party has prevailed.

22.              Exhibits. Exhibit A (Schedule of Property) is incorporated into this Agreement as if fully stated in this Agreement.

23.              Entire Agreement, Binding Effect, Waivers. This Agreement represents the entire agreement between VBH and VBC. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Agreement, and neither party is relying on any warranty, statement, or representation not contained in this Agreement. This Agreement will not be changed unless by written agreement. Any clause or addendum in this Agreement declared invalid by law will not terminate or invalidate the rest of this Agreement. This Agreement will be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. VBH’s past delay, waiver, or non-enforcement of acceleration, contractual or statutory lien, Control Fee due date, or any other right will not be deemed to be a waiver of any other breach by VBC or any other term, condition, or covenant in this Agreement.

24.              Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice.

25.              Single, Indivisible Agreement. This Agreement constitutes one indivisible Agreement of the Property and not separate Agreements governed by similar terms. The Property constitutes one economic unit, and the Control Fee and all other provisions have been negotiated and agreed upon based on a demise of all of the Property to VBC as a single, composite, inseparable transaction and would have been substantially different had separate agreements or a divisible agreement been intended. Except as expressly provided in this Agreement for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Agreement apply equally and uniformly to all components of the Property collectively as one unit. The parties intend that the provisions of this Agreement shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible Agreement of all of the Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Agreement, this is one indivisible and non-severable Agreement and executory contract dealing with one legal and economic unit and that this Agreement must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Property. The parties may elect to amend this Agreement from time to time to modify the boundaries of the Property, to exclude one or more components or portions thereof, and/or to include one or more additional components as part of the Property, and any such future addition to the Property shall not in any way change the indivisible and nonseverable nature of this Agreement and all of the foregoing provisions shall continue to apply in full force. Furthermore, under certain circumstances, one or more of the Residences hereunder may be removed from this Agreement and the corresponding portion of the Property will no longer be part of the Property and such reduction of the Property shall not in any way change the indivisible and nonseverable nature of this Agreement and all of the foregoing provisions shall continue to apply in full force with respect to the balance of the Property. For the avoidance of doubt, the parties acknowledge and agree that this Section 25 is not intended to and shall not be deemed to limit, vitiate or supersede anything contained in Section 22 hereof.

26.              Removal and Addition of Properties.

(a)               In the event that, during the term of this Agreement, VBH identifies additional property as being available for occupancy by VBC and under the terms of this Agreement, and VBC accepts the addition of such property in writing, such additional property shall automatically constitute additional Property that VBC may control and occupy under the terms of this Agreement without further action or amendment hereto, except for the revisions set forth in Section 26(c).

(b)               In the event that, during the term of this Agreement, an event occurs which results in a Property no longer being subject to this Agreement, then this Agreement and VBC’s obligation to pay Control Fee hereunder and all other obligations of VBH and VBC hereunder shall adjust proportionately, and Exhibit A shall be revised in accordance with Section 26(c).

(c)               Contemporaneously with any of the events set forth in this Section 26, VBH shall prepare or cause to be prepared a revised Exhibit A, and make the same available to VBC for VBC’s written approval.

27.              Amendment. This Agreement may not be amended except by a written agreement executed by all parties hereto.

THIS IS INTENDED TO BE A LEGAL AGREEMENT BINDING AFTER FINAL ACCEPTANCE. READ IT CAREFULLY. IF YOU DO NOT UNDERSTAND THE EFFECT OF THIS AGREEMENT, CONSULT AN ATTORNEY BEFORE SIGNING.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

VBH:

VICTORYBASE HOLDINGS, LLC

By:

Name:

Title:

Address:

VBC:

VictoryBase CORPORATION

By:

Name:

Title:

Address:

Exhibit A

Schedule of Property

No.	Street Address of Property	Monthly Control Fee
1.
2.
3.
4.
5.
6.
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8.
9.
10.